Exhibit (a)(5)(xi)

 Business update & financial results  9M 2024  Martha  Living with depression

 Safe Harbor/Forward-Looking Statements  2  9M 2024 – November 13, 2024  This presentation contains forward-looking statements that provide our expectations or forecasts of future events such as new product introductions, product approvals and financial performance. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like "believe", "anticipate", "expect", "estimate", "intend", "plan", "project", "will be", "will continue", "will result", "could", "may", "might", or any variations of such words or other words with similar meanings. All statements other than statements of historical facts included in this presentation, including, without limitation, those regarding Lundbeck and Longboard’s financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives relating to Lundbeck and Longboard's products), are forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Lundbeck and Longboard's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may affect future results include, among others, interest rate and currency exchange rate fluctuations; delay or failure of development projects, production or distribution problems; unexpected contract breaches or terminations; government-mandated or market-driven price decreases for Lundbeck's products; introduction of competing products; Lundbeck's ability to successfully market both new and existing products; exposure to product liability and other lawsuits; changes in reimbursement rules and governmental laws and related interpretation thereof; and unexpected growth in costs and expenses. Additional risks and uncertainties include, but are not limited to, risks related to Lundbeck’s ability to complete the transaction on the proposed terms and schedule; whether the tender offer conditions will be satisfied; whether sufficient stockholders of Longboard tender their shares in the transaction; the outcome of legal proceedings that may be instituted against Longboard and/or others relating to the transaction; the failure to receive (or delay in receiving) the required regulatory approvals relating to the transaction; the possibility that competing offers will be made; risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; risks related to future opportunities and plans for Longboard and its products, including uncertainty of the expected financial performance of Longboard and its products; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement; and other uncertainties pertaining to the business of Longboard, including those detailed in Longboard’s public filings with the SEC from time to time, including Longboard’s most recent Annual Report on Form 10-K for the year ended December 31, 2023 and its subsequent Quarterly Reports on Form 10-Q. The reader is cautioned not to unduly rely on these forward-looking statements. The forward-looking statements in this presentation and any oral presentations speak only as at the date of this corporate release. Longboard and Lundbeck disclaim any intent or obligation to update or revise these forward-looking statements, or to confirm such statements to reflect subsequent events or circumstances after the date of the presentation or in relation to actual results, other than as may be required under applicable law or applicable stock exchange regulations.  Certain assumptions made by Lundbeck are required by Danish Securities Law for full disclosure of material corporate information. Some assumptions, including assumptions relating to sales associated with products that are prescribed for unapproved uses, are made considering past performances of other similar drugs for similar disease states or past performance of the same drug in other regions where the product is currently marketed. It is important to note that although physicians may, as part of their freedom to practice medicine in the U.S., prescribe approved drugs for any use they deem appropriate, including unapproved uses, at Lundbeck, promotion of unapproved uses is strictly prohibited.

 IMPORTANT INFORMATION FOR INVESTORS AND SECURITY HOLDERS  2  9M 2024 – November 13, 2024  This presentation is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Longboard common stock have been made pursuant to a tender offer statement on Schedule TO, containing an offer to purchase and related materials, filed by Lundbeck with the U.S. Securities and Exchange Commission (the SEC) on October 30, 2024. Longboard filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC on October 30, 2024. Investors and Longboard’s stockholders are strongly advised to read the tender offer materials carefully (including the offer to purchase, the related letter of transmittal and certain other offer documents) and any amendments thereto from time to time, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, and any other documents filed with the SEC, because they contain important information about such tender offer that Longboard’s stockholders should consider prior to making any decision regarding tendering their shares. All of these materials (and all other materials filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents will be made available by Lundbeck and when available may be obtained by directing a request to the Information Agent for the tender offer named in the Schedule TO. Copies of the documents filed with the SEC by Longboard will be made available free of charge on Longboard’s internet website at https://ir.longboardpharma.com/financial-information/sec- filings or by contacting Longboard’s investor relations contact at IR@LongboardPharma.com.  In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents filed by Lundbeck, as well as the solicitation/recommendation statement filed by Longboard, Longboard will also file annual, quarterly and current reports with the SEC. You may read and copy any reports or other information filed by Lundbeck or Longboard at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Longboard’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Strong performance across the business in 9M 2024

HSR waiting period has expired and Longboard deal remains on track for an expected December 2024 closing

Solid operational performance

- Revenue grew 13% to DKK 16.5bn
- Adjusted EBITDA grew in line with revenue
- Adjusted EBITDA margin reached 31.6%
- Raised lower end of FY2024 guidance range

Strong growth of strategic brands

- Accelerating growth for strategic brands (+21%)
- Exceptional Vyepti growth of +76%
- Strong growth for Rexulti (+16%) driven by AADAD

Achieved key R&D pipeline milestones

- In the pivotal *SUNRISE* trial, Vyepti significantly reduced mean monthly migraine days compared to placebo
- Amlenetug ready to start phase III
- Bexicaserin *DEEp* phase III program started by Longboard[1]

All growth rates shown at constant exchange rates (CER). HSR: Hart-Scott-Rodino. TED: Thyroid Eye Disease. 1) Longboard transaction subject to deal closure. Expected December 2024.

5 9M 2024 – November 13, 2024

 The R&D pipeline progress continues  Key regulatory activities and major events  Bexicaserin  Phase III program: DEEp SEA (n=160 DS patients1) has been started by Longboard; DEEp OCEAN starting up2  Lu AG22515 (CD40L blocker)  PoC study initiated in Q3 2024 in TED  Amlenetug  MASCOT phase III trial in MSA with highly innovative approach including Bayesian statistics starting up  Vyepti  Asian SUNRISE trial: Vyepti significantly reduced mean monthly  migraine days compared to placebo  All key secondary efficacy endpoints were met  Treatment was well-tolerated  1) NCT06660394. 2) Subject to deal closure. Expected December 2024. DS: Dravet Syndrome. TED: Thyroid Eye Disease. MSA: Multiple System Atrophy. PoC: Proof of Concept.  12  9M 2024 – November 13, 2024

 Guidance FY2024  Raised lower end of financial guidance range for 2024  Expected deal closure of Longboard reflected in updated soft guidance parameters  Guidance FY 2024 based on organic development; (1) Includes effects from hedging and exchange rate impact; (2) Adjusted gross margin is the gross margin excluding depreciation and amortization and other adjustments linked to sales; (3) Net cash/(net debt) is defined as Interest-bearing debt, cash, cash equivalents and securities, net. Reflects the Longboard acquisition.  Other relevant financial information  Total revenue growth at reported1  Around 3%-points lower than CER  Adjusted EBITDA growth at reported1  Around 8%-points lower than CER  Adjusted gross margin2  88% to 89%  R&D costs  DKK 4.4 to 4.6 billion  Depreciation & amortization  DKK 1.8 to 2.0 billion  Net financial, (expenses)/gains  DKK -50 to -100 million  Effects from hedging (losses)/gains  DKK -20 to -45 million  Effective tax rate  13% to 15%  Net cash/(net debt)3  DKK -12 to -13 billion  Previous guidance  Revised guidance  Total revenue growth (CER)  11% - 14%  14%  12%  Adjusted EBITDA growth (CER)  20%  15% - 20% 17%  20  9M 2024 – November 13, 2024

Majority of DEEs have no approved treatment options

U.S. patient population of approximately 220,000 and half not served by licensed therapies

Sizable opportunities across all DEEs

DEEs with approved drugs
Approximately 120,000 patients

DEEs without approved drugs
Approximately 100,000 patients


Bexicaserin
Pipeline in a mechanism
Lennox-Gastaut syndrome
Dravet syndrome
Other DEEs

Bexicaserin has the potential to address all DEEs

Numbers from U.S. Dravet Syndrome Foundation and U.S. LGS Foundation. Longboard Pharmaceuticals subject to deal closure. Expected December 2024.
DEE: Developmental and Epileptic Encephalopathies; TSC: Tuberous Sclerosis Complex; CDKL5: Cyclin Dependent Kinase Like 5; EMAS: Epilepsy with Myoclonic-Atonic Seizures.

32 9M 2024 – November 13, 2024

Bexicaserin in phase III backed by strong clinical data

A differentiated, highly selective 5-HT_{2C} agonist with a compelling efficacy and safety profile


F
F
N
H
O
N
NH

Bexicaserin

Greater selectivity and specificity

Designed to only bind 5-HT_{2C} receptors

No detected activity at receptors associated with significant adverse events with either 5-HT_{2B} (VHD and PAH) or 5-HT_{2A} (psychiatric)

Pre-clinical evidence

- Reduced seizure, epileptiform activity, duration and number of epileptiform events in fish and rodent models

Phase I – Healthy volunteers

- No observed food effect in SAD trial
- Plasma and CSF concentration increased in a dose-dependent & consistent manner

Phase II – Multiple DEE populations *(PACIFIC)*

- Topline data communicated in Q1 2024
- Global phase III program initiated in Q4 2024 by Longboard
- Recent 9-month open-label data confirms strong and durable seizure reduction of 57.7% in countable motor seizures

5-HT: 5-hydroxytryptamine (serotonin) receptors; VHD: Valvular Heart Disease; PAH: Pulmonary Arterial Hypertension; SAD: Single Ascending Dose; CSF: Cerebrospinal Fluid; EEG: Electroencephalogram.

Longboard Pharmaceuticals subject to deal closure. Expected December 2024.

33 9M 2024 – November 13, 2024

Sustainable effects shown in open-label extension study  More than 50% reduction across treatment groups  Longboard Pharmaceutical Investor & Analyst Day September 16, 2024. Longboard Pharmaceuticals subject to deal closure. Expected December 2024.  Median percent reduction in monthly seizure frequency from PACIFIC baseline  9-month open-label extension (OLE)  Transition  to OLE  Month 2  -100  -80  0  -40  -60  -20  Month 3  Month 4  Month 5  Month 6  Month 7  Month 8  Month 9  Month 1  50% reduction  Bexicaserin PACIFIC to bexicaserin OLE Placebo PACIFIC to bexicaserin OLE  Overall  PACIFIC  data set  36  9M 2024 – November 13, 2024

 Solid financial foundation from which to execute on our strategy  9M 2024: Cash flow negatively impacted by  Dividend amounting to DKK 694m  CAPEX investments  Net cash reached DKK 3,982m in 9M 2024 and Net debt/EBITDA was below zero  Following the expected acquisition of Longboard, net debt is expected to reach DKK 12 - 13bn by the end of the year  Strong cash flow leading to continuous deleveraging  711  3.982  -6,000  -4,000  -2,000  0  2,000  4,000  6,000  8,000  1.0  -2.0  -1.5  -1.0  -0.5  0.0  0.5  -8,000  1.5  2.0  Net cash, Net debt and Net debt/EBITDA  DKKm  Net cash/(net debt)  2018  2023  6,635  -6,566  2019  -4,106  -3,189  -2,183  9M 2024  2020  Net cash  2021  Net debt  2022  Net debt/EBITDA  Net debt/EBITDA  68  9M 2024 – November 13, 2024